Exhibit 10.18

Strictly Confidential

December 13, 2017

Paul Grint
Chief Executive Officer
AmpliPhi Biosciences Corporation
3579 Valley Centre Drive, Suite 100
San Diego, CA 92130

Dear Paul:

We are pleased to confirm our mutual understanding regarding the retention of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) by AmpliPhi Biosciences Corporation, its subsidiaries, affiliates, beneficiaries, successors and assigns (collectively, the “Company”), subject to the terms and conditions of this agreement (the “Agreement”). The Company and Ladenburg (each individually referred to as a “Party” and collectively referred to as the “Parties”).

1.	Purpose of Engagement. Ladenburg will assist the Company as its exclusive financial advisor in connection with a possible business combination of the Company with an unaffiliated third party (as more specifically hereinafter defined, a “Transaction”). For purposes of this Agreement, a “Transaction” shall mean any transaction effected by means of: (i) any reverse merger, merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired by, acquires, or is combined with, another party or (ii) any transaction whereby the Company undertakes a sale or divestiture of all or substantially all of its current business or assets. For the avoidance of doubt, a Transaction may include several separate transactional elements (merger, asset sale or spin-off, and/or issuance of securities), but all of such elements shall result in the payment of only one Transaction Fee and one Opinion Fee (each, as defined below) pursuant to this Agreement. In addition, a financing transaction for the primary purpose of raising cash, without any other element of a Transaction, shall not result in payment of a Transaction Fee under this Agreement. Notwithstanding anything to the contrary contained herein, a Transaction shall not be deemed to include (a) any collaborative, licensing or similar business arrangement, whether now or hereafter existing, between the Company and a third party or parties in the ordinary course of business in connection with which the Company and such third party or parties continue as independent unaffiliated entities immediately after the consummation of such transaction, and/or (b) any sale, divestiture or licensing (exclusive or otherwise) of the Company’s technology, product candidates or products. Ladenburg and the Company agree and acknowledge that this Agreement should not be construed as a firm commitment or guarantee of any Transaction. It is acknowledged and agreed that the decision to consummate a Transaction shall be in the Company’s sole and absolute discretion.

Ladenburg Thalmann & Co. Inc.
277 Park Avenue, 26th Floor
New York, NY 10172
Phone 212.409.2000 • Fax 212.409.2169

MEMBER NYSE. NYSE. MET,SIPC

AmpliPhi Biosciences Corporation
December 13, 2017

2.	Term. The term of this Agreement shall be for a period commencing on the date hereof and expiring on the earlier of (i) the closing of the Transaction, (ii) nine (9) months from the date hereof, and (iii) the delivery of written notice of termination from one Party to the other (the “Term”). Notwithstanding any termination or expiration of this Agreement, the provisions of Paragraphs 4, 5 and 6 and Exhibit A, which is attached hereto and incorporated herein, shall survive such termination or expiration.

3.	Services. Ladenburg will act as the Company’s financial advisor with respect to:

a)	Identifying and introducing the Company to prospective financial investors, strategic corporate investors, acquirers of equity or assets, merger partners and/or other potential acquirers (collectively, “Acquirers”) and marketing the Transaction to such potential Acquirers;

b)	Assisting the Company in its preparation of a Confidential Selling Memorandum for distribution to potential Acquirers;

c)	Evaluating Transaction proposals and providing the Company’s management with guidance on valuation and Transaction structure and terms;

d)	Assisting the Company’s management in negotiating the terms of a Transaction (as appropriate);

e)	Coordinating due diligence, documentation and Transaction closing; and

f)	Rendering the Opinion, as to the fairness, from a financial point of view, to the Company’s common stockholders of the consideration to be received by such stockholders or the exchange ratio, as the case may be, in the Transaction.

4.	Nature of Engagement. In order to facilitate Ladenburg’s efforts to effect a Transaction, during the Term, the Company shall not authorize any other party to act on the Company’s behalf with respect to any Transaction as a financial advisor.

5.	Fees. In consideration for the services described above, Ladenburg shall be entitled to receive, and the Company agrees to pay Ladenburg, the following compensation:

a)	Initial Fee. An upfront retainer fee of $75,000 payable by check or wire transfer on the date hereof. The initial fee is creditable against other fees due in connection with a Transaction.

b)	Transaction Fee. If the Company consummates a Transaction, the Company shall pay to Ladenburg a transaction fee (the “Transaction Fee”), payable by wire transfer at the closing of the Transaction, equal to $1,000,000; provided, however, that if the Company consummates a Transaction with Profectus Biosciences, Inc. or an affiliate thereof (as applicable, “Profectus”), the Transaction Fee with respect to such Transaction shall be (i) $500,000 if definitive documentation is executed with Profectus on or before January 31”, 2018, (ii) $750,000 if the definitive documentation with respect to Profectus is executed between February 1st, 2018 and March 14th, 2018, or (iii) $1,000,000 if the definitive documentation is executed with Profectus after March 15th, 2018. If there is more than one closing for the Transaction and the consideration in the Transaction is payable to or by the Company in installments at each such closing, the Transaction Fee shall be prorated and payable at the time of each such closing.

AmpliPhi Biosciences Corporation
December 13, 2017

c)	Fairness Opinion. The fee for evaluating the Transaction and rendering an opinion as to the fairness of the consideration, from a financial point of view, shall be $250,000 (the “Opinion Fee”), which shall be paid when Ladenburg renders the opinion.

d)	Fee Obligation. Unless the Company terminates this agreement for Cause (as defined below), Ladenburg shall be entitled to the fees set forth in this Paragraph 5 with respect to any Transaction consummated during the Term, or, with respect to any Identified Party (as defined below), within six months after the date of termination or expiration of this Agreement.

“Cause” shall mean the (i) bad faith, gross negligence or intentional misconduct on the part of Ladenburg to the extent directly related to the provision of its services hereunder or (ii) a material breach of this Agreement by Ladenburg.

“Identified Party” shall mean a party which Ladenburg identified or contacted or with whom Ladenburg had discussions regarding a Transaction during the Tenn.

Notwithstanding anything to the contrary contained in this Agreement, if Ladenburg terminates this Agreement, Ladenburg shall not be entitled to any fee or other compensation (other than reimbursement of any expenses incurred prior to such termination or failure, as the case may be) with respect to any Transaction that is consummated after such termination or failure.

e)	Other. In the event that any portion of the Transaction(s) includes instruments or arrangements not contemplated by this Agreement, then the Company agrees to negotiate with Ladenburg in good faith the amount of Transaction Fees that will be due Ladenburg under such circumstances. No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to Ladenburg. All fees due to Ladenburg hereunder shall have no offsets (other than as set forth in Paragraph 5(a)), are non-refundable and non-cancelable.

AmpliPhi Biosciences Corporation
December 13, 2017

6.	Reimbursement of Expenses. In addition to the fees described in Paragraph 5 above, the Company agrees to reimburse Ladenburg promptly, upon request from time to time, for all reasonable, documented, out-of-pocket expenses incurred by Ladenburg (including travel, databases, fees and disbursements of counsel, and of other consultants and advisors retained by Ladenburg, etc.), provided that Ladenburg shall not be entitled to reimbursement of expenses in excess of $35,000 in the aggregate without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. In no circumstance shall Ladenburg receive a reimbursement of expenses in excess of $50,000.

Very truly yours,

LADENBURG THALMANN & CO. INC.

By:	/s/ David J. Strupp Jr.
Name:	David J. Strupp Jr.
Title:	Managing Director

Confirmed and agreed to this 13th day of December, 2017

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Paul Grint
Name:	Paul Grint
Title:	Chief Executive Officer

AmpliPhi Biosciences Corporation
December 13, 2017

EXHIBIT A

(A)	Consideration. For purposes of this Agreement, “Consideration” shall mean the value of the Transaction and shall include the aggregate value of all cash, securities, the assumption, satisfaction or forgiveness of debt and minority interest obligations, and any other forms of payment made, received or to be received, directly or indirectly, by the Company (or any of its subsidiaries), its shareholders, or a third party, as the case may be, including any break-up or termination fee payable Consideration shall expressly include amounts received under the terms of any “earn-out” provision, payments pursuant to a non-competition agreement, rights to receive periodic payments and all other rights that may be at any time (i) transferred or contributed to the Company (or any of its subsidiaries), its affiliates or shareholders in connection with an acquisition of equity or assets thereof, (ii) transferred or contributed by the Company (or any of its subsidiaries), its affiliates or shareholders in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by the Company (or any of its subsidiaries) or any affiliate thereof or (iii) transferred or contributed to the Company (or any of its subsidiaries), its affiliates or shareholders and any other parties entering into any joint venture or similar joint enterprise or undertaking with the Company (or any of its subsidiaries) or any affiliate thereof. The aggregate value of all such cash, securities and other property shall be the aggregate fair market value thereof as determined by Ladenburg and the Company, or by an independent appraiser jointly selected by Ladenburg and the Company, the cost of which shall be borne entirely by the Company.

(B)	Representations of the Company. The Company hereby represents and warrants that any and all information supplied hereunder to Ladenburg in connection with any and all services to be performed hereunder by Ladenburg for and on behalf of the Company shall be, to the best of the Company’s knowledge, true, complete and correct in all material respects as of the date of such dissemination and shall not, in the aggregate, fail to state a material fact necessary to make any of such information not misleading. The Company hereby acknowledges that the ability of Ladenburg to adequately provide services as described herein is dependent upon the prompt dissemination of accurate, correct and complete information to Ladenburg. Each Party represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that it has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by the other Party, will represent the valid and binding obligation of each such Party enforceable in accordance with its terms. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(C)	Indemnification. The Company hereby agrees to indemnify and hold Ladenburg, its officers, directors, principals, employees, shareholders, affiliates, and members, and their successors and permitted assigns (each, an “Indemnified Person”), harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, “Losses”) arising out of, based upon, or in any way related or attributed to (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by Ladenburg, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct or gross negligence of Ladenburg in performing the services hereunder.

AmpliPhi Biosciences Corporation
December 13, 2017

If any Indemnified Person receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section (C), Ladenburg shall promptly but in no event later than twenty (20) days of the receipt of such written notice, give the Company written notice thereof (a “Claim Notice”). Failure to give such Claim Notice within such twenty (20) day period shall not constitute a waiver by Ladenburg or such Indemnified Person of its right to indemnity hereunder with respect to such action, suit or proceeding; provided, however, that the indemnification hereunder may be limited by any such failure to provide a Claim Notice to the Company to the extent such failure materially prejudices the Company’s defenses, counterclaims or cross-claims in any action relating to such action, suit or proceeding, Upon receipt by the Company of a Claim Notice from an Indemnified Person with respect to any claim for indemnification which is based upon a claim made by a third party (“Third Party Claim”), the Company may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. Ladenburg and such Indemnified Person shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. Ladenburg shall have the right to employ its own counsel, which shall be at the Company’s expense if (i) the Company and Ladenburg shall have mutually agreed in writing to the retention of such counsel, (ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to Ladenburg in such litigation or proceeding or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and Ladenburg and representation of the Company and Ladenburg by the same counsel or experts would, in the reasonable opinion of Ladenburg, be inappropriate due to actual or potential differing interests between the Company and Ladenburg. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of Ladenburg, which consent shall not be delayed and which shall not be required if Ladenburg is granted a release in connection therewith. The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.

The Company further agrees, upon demand by Ladenburg, to promptly reimburse Ladenburg for, or pay, any Loss as to which Ladenburg has been indemnified herein with such reimbursement to be made currently as any Loss is incurred by Ladenburg. Notwithstanding the provisions of the aforementioned indemnification, any such reimbursement or payment by the Company of fees, expenses, or disbursements incurred by Ladenburg shall be repaid by Ladenburg in the event of any proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered in a court of competent jurisdiction against Ladenburg based solely upon gross negligence or intentional misconduct in the performance of its duties hereunder, and provided further, that the Company shall not be required to make reimbursement or payment for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

AmpliPhi Biosciences Corporation
December 13, 2017

If for any reason the foregoing indemnification is unavailable or is insufficient to hold Ladenburg harmless, the Company agrees to contribute the amount paid or payable by Ladenburg in such proportion as to reflect not only the relative benefits received by the Company, as the case may be, on the one hand, and Ladenburg, on the other hand, but also the relative fault of the Company and Ladenburg as well as any relevant equitable considerations. In no event shall Ladenburg contribute in excess of the fees actually received by it pursuant to the terms of this Agreement.

For purposes of this Agreement, each officer, director, shareholder, member, and employee or affiliate of Ladenburg and each person, if any, who controls Ladenburg (or any affiliate) within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Ladenburg with respect to matters of indemnification by the Company hereunder.

(D)	Confidentiality. Any financial and other proprietary information and data delivered to Ladenburg pursuant to this Agreement shall be governed by the Confidentiality Agreement, dated as of November 17, 2017, between the Company and Ladenburg (the “Confidentiality Agreement”).

(E)	Independent Contractor. It is expressly understood and agreed that Ladenburg shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the Parties. It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Ladenburg shall have no right to bind the Company in any manner. In no event shall either Party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

(F)	Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the Party against which such modification, waiver, amendment, discharge, or change is sought.

(G)	Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any Party hereto shall designate to the other for such purpose.

(H)	Entire Agreement. This Agreement contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

(I)	Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

AmpliPhi Biosciences Corporation
December 13, 2017

(J)	Construction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be the court of competent jurisdiction in Miami-Dade County, Florida and agrees to waive any objections to such venue. EACH OF LADENBURG AND THE COMPANY HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(K)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns.

(L)	Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(M)	Attorneys’ Fees and Court Costs. If any Party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other Party, the prevailing Party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and expenses and court costs.

(N)	Computer Virus. During the course of this engagement, Ladenburg may exchange electronic versions of documents and emails with you using commercially available software. Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so-called viruses, or similar destructive electronic programs. Ladenburg takes the issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses. Ladenburg also updates its system with the software vendor’s most current releases at regular intervals.

By utilizing this virus scanning software, Ladenburg’s system may occasionally reject a communication you send. Ladenburg in turn may send you something that is rejected by your system. This infrequent occurrence is to be expected as part of the ordinary course of business.

Because the virus protection industry is generally one or two steps behind new viruses, Ladenburg cannot guarantee that its communications and documents will always be virus free. Occasionally, a virus will escape and go undetected as it is passed from system to system. Although Ladenburg believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.

Please inform Ladenburg immediately in the event a virus enters your company’s system via any electronic means originating from Ladenburg. Through cooperative efforts, disruption to communications can be minimized.

AmpliPhi Biosciences Corporation
December 13, 2017

(O)	Information Disclosure. Subject to the Confidentiality Agreement, Ladenburg may disclose any information when it is believed necessary for the conduct of its business, or where disclosure is required by law. For example, information may be disclosed for audit or research purposes, or to law enforcement and regulatory agencies to do such things as prevent fraud. Information may also be disclosed to affiliates as well as to others that are outside Ladenburg. Ladenburg may make other disclosures of information as permitted by law.

(P)	Legal Services. While certain principals of Ladenburg are attorneys, Ladenburg is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that Ladenburg is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

(Q)	Securities Trading and Other Activities. Ladenburg is a full service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities. The Company agrees and acknowledges that in the ordinary course of these activities, Ladenburg and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities. The Company further agrees and acknowledges that Ladenburg and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Ladenburg’s, or its affiliates’, ability to provide such services.

(R)	No Fiduciary Duties. The Company represents that it is a sophisticated business enterprise that has retained Ladenburg for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(S)	USA Patriot Act. If necessary, the Company agrees to provide Ladenburg with information and supporting documentation to enable Ladenburg to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) (Public Law 107-56).

(T)	Marketing. Ladenburg shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein.

Strictly Confidential

December 17, 2018

Paul Grint

Chief Executive Officer

AmpliPhi Biosciences Corporation

3579 Valley Centre Drive, Suite 100

San Diego, CA 92130

Amendment No. 1 to Investment Banking Agreement dated December 13, 2017

This Amendment No. 1 (“Amendment”) amends that certain Investment Banking Agreement between Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and AmpliPhi Biosciences Corporation, its subsidiaries, affiliates, beneficiaries, successors and assigns (collectively, the “Company”) dated December 13, 2017 (the “Agreement”), effective as of December 17, 2018. Except as expressly provided in this Amendment, the Agreement remains in full force and effect.

A.	The first sentence of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall be for a period commencing on the date hereof and expiring on the earlier of (i) the closing of the Transaction, (ii) June 13, 2019 and (iii) the delivery of written notice of termination from one Party to the other (the “Term”).”

LADENBURG THALMANN & CO. INC.

By:	/s/ David J. Strupp, Jr.
Name:	David J. Strupp, Jr.
Title:	Managing Director

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Paul Grint
Name:	Paul Grint
Title:	Chief Executive Officer

Ladenburg Thalmann & Co. Inc.

277 Park Avenue, 26th floor

New York, NY 10172

Phone 212.409.2000 • Fax 212.409.2169

member nyse, nyse mkt, finra, sipc